Exhibit 99.1

Nephros Completes Bridge Financing and Announces Stockholder Rights Offering

RIVER EDGE, NJ, October 1, 2010 /PRNewswire-FirstCall/ -- Nephros, Inc. (OTC Bulletin Board:NEPH - News), a medical device company developing and marketing filtration products for therapeutic applications, infection control, and water purification, today announced that the company has entered into a bridge financing agreement with Lambda Investors LLC and has filed a registration statement for a rights offering to its stockholders.  Wexford Capital LP is the managing member of Lambda Investors.

On October 1, 2010, the company issued a six-month senior secured note to Lambda Investors in the principal amount of $500,000.  The company expects that the proceeds from the note will allow it to fund its operations into February 2011.

As required under the terms of the note, the company has undertaken to conduct a rights offering to raise $3,500,000 from its existing stockholders.  All of the company’s stockholders as of the record date for the rights offering, which date will be determined by the company at a later date, will be eligible to participate in the rights offering on a pro rata basis.  Pursuant to the rights offering, Nephros is offering up to 175 million units at a price of $0.02 per unit.  Stockholders will have the right to purchase 4.185496618 units for each share of Nephros stock owned.  Each unit consists of one share of common stock and a warrant to purchase 0.924532845 shares of common stock at an exercise price of $0.02 per share for a period of five years.  Lambda Investors’ loan terms included its agreement to surrender for cancellation up to approximately 50% of its existing warrants, after giving effect to the full ratchet anti-dilutive adjustment contained in those warrants that will be triggered by the rights offering.  The number of cancelled Lambda warrants will be equal to the aggregate number of shares underlying the warrants issued in the rights offering.  The term of the remaining Lambda Investors warrants will be increased to a five-year term, which is equal to the term of the warrants to be issued in the rights offering.

In connection with the proposed rights offering, Nephros has filed a registration statement on Form S-1 (File No. 333-169728), as may be amended, with the Securities and Exchange Commission (the “SEC”), which registration statement has not yet become effective.  The securities offered in the rights offering may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to their registration or qualification under the securities laws of any such state.  The securities may only be offered by means of a prospectus, copies of which may be obtained (when available) free of charge at the website maintained by the SEC at www.sec.gov or by contacting the Company’s Chief Financial Officer at (201) 343-5202.  The prospectus will contain important information about the rights offering, and the company’s stockholders are urged to read the prospectus carefully when available.

About Nephros, Inc.

Nephros, Inc., headquartered in River Edge, New Jersey, is a medical device company developing and marketing filtration products for therapeutic applications, infection control, and water purification.

The Nephros hemodiafiltration ("HDF") system is designed to improve the quality of life for the End-Stage Renal Disease (ESRD) patient while addressing the critical financial and clinical needs of the care provider. ESRD is a disease state characterized by the irreversible loss of kidney function. The Nephros HDF system removes a range of harmful substances more effectively, and with greater capacity, than existing ESRD treatment methods, particularly with respect to substances known collectively as "middle molecules." These molecules have been found to contribute to such conditions as dialysis-related amyloidosis, carpal tunnel syndrome, degenerative bone disease and, ultimately, mortality in the ESRD patient. Nephros ESRD products are sold and distributed throughout Europe.

The Nephros Dual Stage Ultrafilter (DSU) is the basis for the Nephros line of water filtration products. The patented dual stage cold sterilization ultrafilter has the capability to filter out bacteria and, due to its exceptional filtration levels, filter out many viruses, parasites and biotoxins. Nephros's DSUs are being evaluated at several major U.S. medical centers for infection control. The DSU has also been selected for further development by the U.S. Marine Corps for purification of drinking water by soldiers in the field.

For more information about Nephros, please visit the company’s website at www.nephros.com.

Forward-Looking Statements

Statements in this news release that are not historical facts constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "PSLRA"). Such statements may be preceded by words such as "may," "plans," "expects," "believes," "hopes," "potential" or similar words. For such statements, Nephros claims the protection of the PSLRA.

Forward-looking statements are not guarantees of future performance, are based on assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond Nephros' control. Actual results may differ materially from the expectations contained in the forward-looking statements. Factors that may cause such differences include the risks that Nephros may not be able: (i) to complete the rights offering; (ii) to continue as a going concern; (iii) to obtain additional funding when needed or on favorable terms; (iv) to obtain appropriate or necessary governmental approvals to achieve its business plan or effectively market its products; (v) to have its technologies and products accepted in current or future target markets; (vi) to demonstrate in pre-clinical or clinical trials the anticipated efficacy, safety or cost savings of products that appeared promising to Nephros in research or clinical trials; or (vii) to secure or enforce adequate legal protection, including patent protection, for its products. More detailed information about Nephros and the risk factors that may affect the realization of forward-looking statements is set forth in Nephros' filings with the SEC.  Investors and security holders are encouraged to read these documents on the SEC's website at http://www.sec.gov/. Nephros does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise except as required by law.